SUMMIT SECURITIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

      The ratio of adjusted earnings to fixed charges and preferred stock dividends was computed using the following tabulations to compute adjusted earnings and the defined fixed charges and preferred stock dividends.

                                                          Year Ended September 30
                                   ______________________________________________________________________
                                                           (Dollars in Thousands)
                                      1997          1996           1995           1994          1993
                                   __________    __________     __________     __________    __________
Income (loss) before
  extraordinary item               $1,851,240    $1,244,522     $  587,559     $  264,879    $  283,107
Add:
  Interest                          4,325,528     3,741,095      3,251,334      2,527,945     1,792,059
  Taxes (benefit) on income           126,905       237,951        239,707        140,407       145,951
                                   __________    __________     __________     __________    __________
Adjusted earnings                  $6,303,673    $5,223,568     $4,078,600     $2,933,231    $2,221,117
                                   ==========    ==========     ==========     ==========    ==========
Preferred stock dividend
  requirements                     $  446,560    $  333,606     $  309,061     $    2,930
Ratio factor of income after
  provision for income taxes
  to income before provision
  for income taxes                         94%           84%            71%            65%
Preferred stock dividend
  factor on pretax basis              477,196       397,387        435,297          4,508
Fixed charges
  Interest                          4,325,528     3,741,095      3,251,334      2,527,945     1,792,059
                                   __________    __________     __________     __________    __________



Fixed charges and
  preferred stock
  dividends                        $4,802,724    $4,138,482     $3,686,631     $2,532,453    $1,792,059
                                   ==========    ==========     ==========     ==========    ==========
Ratio of adjusted earnings
  to fixed charges and
  preferred stock dividends              1.31          1.26           1.11           1.16          1.24
                                   ==========    ==========     ==========     ==========    ==========